SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No.  )

Filed by Registrant:                        |X|
Filed by a Party other than the Registrant: |_|

Check the appropriate Box:

|_|  Preliminary Proxy Statement
|_|  Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))
|X|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|_|  Soliciting Materials Pursuant to Section 240.14a-11(c) or
       Section 240.14a-12

                  Hallwood Consolidated Resources Corporation
                (Name of Registrant as Specified in Its Charter)

                  Hallwood Consolidated Resources Corporation
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

|_|  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
       Item 22(a)(2) of Schedule 14A.
|_|  $500 per each party to the controversy pursuant to Exchange Act
       Rule 14a-6(i)(3).
|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:


     2)   Aggregate number of securities to which transaction applies:


     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth amount on which the filing is calculated and state how it was determined.)


     4)   Proposed maximum aggregate value of transaction:



|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                   HALLWOOD CONSOLIDATED RESOURCES CORPORATION
                         3710 Rawlins Street, Suite 1500
                               Dallas, Texas 75219

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             to Be Held May 5, 1997

To the Shareholders of HALLWOOD CONSOLIDATED RESOURCES CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Hallwood Consolidated Resources Corporation (the "Company") will be held at The Four Seasons Hotel, 21 Avenue Road, Toronto, Ontario, Canada on May 5, 1997 at 9:30 a.m. (Toronto time) for the following purposes:

     1. To elect seven directors to hold office until the next annual election of directors or until their respective successors have been duly elected and have qualified.

     2. To consider and act upon a proposal to approve the Company's 1997 Stock Option Plan.

     3. To transact any and all other business that may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on March 31, 1997 as the Record Date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournments thereof. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at the meeting.

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING; HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED PROMPTLY TO MARK, SIGN, DATE AND MAIL THE ENCLOSED FORM OF PROXY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES OF STOCK MAY BE REPRESENTED AND VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED AT THE MEETING. YOU HAVE THE RIGHT TO REVOKE YOUR PROXY AT ANY TIME PRIOR TO VOTING, EITHER IN PERSON AT THE ANNUAL MEETING OR BY GIVING WRITTEN NOTICE TO THE COMPANY IN THE MANNER PROVIDED ON THE INITIAL PAGE OF THE ENCLOSED PROXY STATEMENT. PROMPT RETURN OF THE PROXY BY OUR SHAREHOLDERS WILL REDUCE THE TIME AND EXPENSE OF PROXY SOLICITATION. By Order of the Board of Directors, Cathleen
M. Osborn Secretary March 31, 1997 Dallas, Texas.

                   HALLWOOD CONSOLIDATED RESOURCES CORPORATION
                         3710 Rawlins Street, Suite 1500
                               Dallas, Texas 75219

                               Proxy Statement For
                         Annual Meeting of Shareholders
                             to be Held May 5, 1997

                    SOLICITATION AND REVOCABILITY OF PROXIES

     The accompanying Proxy is solicited on behalf of the Board of Directors of Hallwood Consolidated Resources Corporation (the "Company") to be voted at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on May 5, 1997, at 9:30 a.m., at The Four Seasons Hotel, 21 Avenue Road, Toronto, Ontario, Canada, for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournments thereof. This Proxy Statement and accompanying form of Proxy are being first mailed or distributed on or about April 9, 1997.

     The accompanying form of Proxy is designed to permit each shareholder to vote for, or to withhold voting for, (i) any or all of the nominees for election as directors of the Company listed under Proposal 1 and (ii) the proposal to approve the 1997 Stock Option Plan and (iii) to authorize the proxies to vote in their discretion with respect to any other proposal brought before the Annual Meeting. When a shareholder's executed and dated proxy card specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no specification is made, the Proxy will be voted at the Annual Meeting FOR the election of the nominees specified under the caption "Election of Directors" and FOR the proposal to approve the 1997 Stock Option Plan.

     The Company encourages the personal attendance of shareholders at its annual meetings, and giving a Proxy does not preclude the right to vote in person should any shareholder giving the Proxy so desire. Any shareholder of the Company giving a Proxy has the unconditional right to revoke his Proxy at any time prior to the voting thereof either in person at the Annual Meeting or by giving written notice to the Company addressed to Ms. Cathleen M. Osborn, Secretary, 4582 South Ulster Street Parkway, Suite 1700, Denver, Colorado 80237. No notice of revocation will be effective, however, until it has been received by the Company, and the notice of revocation must be received at or before the Annual Meeting.

     In addition to the solicitation of Proxies by use of the mail, officers and regular employees of the Company may solicit the return of Proxies by personal interview, mail, telephone and telegraph. The officers and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation materials to the beneficial owners of stock. The cost of preparing, printing, assembling and mailing the Notice of Annual Meeting, this Proxy Statement, the form of Proxy and any additional material, the cost of forwarding solicitation material to the beneficial owners of stock and other costs of solicitation will be borne by the Company.

     The Annual Report to Shareholders covering the Company's fiscal year ended December 31, 1996, including audited financial statements, is enclosed with this Proxy Statement. The Annual Report does not form any part of the materials for the solicitation of Proxies.

                             PURPOSES OF THE MEETING

     At the Annual Meeting, the shareholders will consider and vote upon the following matters:

     1. The election of seven directors to hold office until the next annual election of directors or until their respective successors have been duly elected and have qualified.

     2. A proposal to approve the Company's 1997 Stock Option Plan.

     3. Such other and further business as may properly come before the meeting or any adjournments thereof.

                    VOTING RIGHTS AND PRINCIPAL SHAREHOLDERS

General

     The Board of Directors has fixed the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting as of the close of business on March 31, 1997 (the "Record Date"). On the Record Date, there were 992,514 shares of Common Stock, par value $0.01 per share, issued and outstanding.

Required Vote

     The Company's Restated Certificate of Incorporation does not provide for cumulative voting. Assuming the presence of a quorum, the affirmative vote of a plurality of the votes cast by the holders of shares of Common Stock is necessary for the election of directors and the approval of the 1997 Stock Option Plan. Votes will be counted by Registrar and Transfer Company, the Company's transfer agent and registrar. With respect to abstentions, the shares are considered present at the meeting for purposes of determining a quorum and voting on a particular matter, but since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. With respect to broker non- votes, the shares are considered present at the meeting for purposes of determining a quorum but are not entitled to vote on the particular matter as to which the broker does not have voting authority.

Security Ownership of Principal Shareholders and Management

     The following table sets forth information concerning the number of shares of Common Stock of the Company owned beneficially as of the Record Date by the persons who, to the knowledge of management, beneficially owned more than 5% of the outstanding Common Stock.

               Name and Address               Amount              Percent of
              of Beneficial Owner       Beneficially Owned       Common Stock

Hallwood Energy Partners, L.P.             458,155 (1)               46.2
 4582 S. Ulster Street Parkway
 Suite 1700
 Denver, Colorado   80237

Heartland Advisors, Inc.                   136,920 (2)               13.8
 790 North Milwaukee Street
 Milwaukee, WI   53202

William Baxter Lee, III                     60,000 (3)                6.0
 c/o Glankler Brown PLLC
 One Commerce Square, Suite 1700
 Memphis, TN   38103
------------------

     (1) Includes 13,441 shares held by Hallwood Oil and Gas, Inc., a subsidiary of Hallwood Energy Partners, L.P. ("HEP"). HEP has sole voting and investment power with respect to the shares reported. The general partner of HEP is HEPGP Ltd., a limited partnership, the general partner of which is Hallwood G.P., Inc. ("Hallwood G.P.") The executive officers of Hallwood G.P. and the Company are the same individuals: Anthony J. Gumbiner, William L. Guzzetti, Russell P. Meduna, Robert S. Pfeiffer and Cathleen M. Osborn.

     (2) Information is from the Amendment to the Schedule 13G of Heartland Advisors dated February 12, 1997. The Schedule 13G states that the shares are held in investment advisory accounts of Heartland Advisors, Inc. and that the interests of one such account, Heartland Value Fund, a series of Heartland Group, Inc., a registered investment company, relates to more than 5% of the Common Stock.

     (3)  Information is from the Schedule 13D dated May 14, 1996.

     The following table sets forth information concerning the number of shares of Common Stock of the Company owned beneficially as of the Record Date by (i) each director and executive officer of the Company who owns Common Stock and
(ii) the directors and executive officers of the Company as a group. Unless otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares reported.

       Name of                                   Amount             Percent of
  Beneficial Owner                         Beneficially Owned      Common Stock
Brian M. Troup                                 7,067 (2)               *
Anthony J. Gumbiner                          470,905 (1)(2)            46.9
William L. Guzzetti                          463,455 (1)(2)            46.4
Russell P. Meduna                              5,039 (2)               *
Robert S. Pfeiffer                             2,180 (2)               *
Cathleen M. Osborn                             2,150 (2)               *
All directors and executive officers
 as a group (ten individuals)                490,491 (1)(2)            47.8
------------------

     *    Represents less than 1% of the outstanding Common Stock.

     (1) Includes 458,155 shares beneficially owned by HEP. Mr. Gumbiner is Chief Executive Officer and Mr. Guzzetti is President and a director of the general partner of the general partner of HEP.

     (2) The following numbers of shares issuable upon the exercise of currently exercisable options are included in the amounts shown: Mr. Troup, 7,067 shares; Mr. Gumbiner, 10,600 shares; Mr. Guzzetti, 5,300 shares; Mr. Meduna, 4,946 shares; Mr. Pfeiffer, 2,120 shares and Ms. Osborn, 2,120 shares.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the officers and directors of the Company, and persons who own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no forms were required for those persons, the Company believes that, during the year ended December 31, 1996, all officers and directors of the Company and greater than ten-percent beneficial owners complied with applicable filing requirements.


                              ELECTION OF DIRECTORS

Nominees

     At the Annual Meeting, shareholders will elect directors to serve until the 1998 Annual Meeting of Shareholders. The Bylaws of the Company provide that the Company's Board of Directors must consist of at least one director and that the number of directors will be determined by resolution of the Board of Directors. By action of the Board of Directors, the number of directors has been set at seven. The seven persons currently serving as directors of the Company have been nominated by the Board of Directors to serve as directors of the Company until the 1998 Annual Meeting of Shareholders and until their successors have been duly elected and have qualified.

     Unless otherwise directed on any duly executed and dated Proxy, it is the intention of the persons named in such Proxy to nominate and to vote the shares represented by such Proxy for the election of the nominees listed in the table below for the office of director of the Company to hold office until their respective successors have been duly elected and have qualified.

                                                                Year First
      Name                         Position                  Elected Director
Anthony J. Gumbiner          Chairman of the Board                 1992
                                   and Director
William L. Guzzetti          President and Director                1991
Brian M. Troup               Director                              1992
John R. Isaac, Jr.           Director                              1992
Jerry A. Lubliner            Director                              1992
Bill M. Van Meter            Director                              1996
Hamilton P. Schrauff         Director                              1996


     The Board of Directors does not contemplate that any of the above-named nominees for director will refuse or be unable to accept election or to serve as a director of the Company. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director of the Company, then the person or persons voting the Proxy will vote the shares represented by such Proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors. If elected as a director of the Company, each director will hold office until his successor has been duly elected and has qualified.

Business Experience of Directors

     Anthony J. Gumbiner, 52, has served as a director of the Company since February 1992. He has also served as Chairman of the Board of Directors of The Hallwood Group Incorporated ("Hallwood Group"), a diversified holding company with real estate, textile products, hotel, restaurant and energy operations, since 1981 and as Chief Executive Officer of Hallwood Group since April 1984. He has been Chairman of the Board since 1984 and Chief Executive Officer since 1987 of the general partner of HEP. Mr. Gumbiner has also served as Chairman of the Board of Directors and as a director of Hallwood Holdings S.A., a Luxembourg real estate investment company, since March 1984, and as a director of ShowBiz Pizza Time, Inc., a company primarily engaged in the restaurant business, since September 1988. He has been a director of Hallwood Realty Corporation ("Hallwood Realty"), which is the general partner of Hallwood Realty Partners, L.P., since November 1990. He is a Solicitor of the Supreme Court of Judicature of England.

     William L. Guzzetti, 53, has been President, Chief Operating Officer and a director of the Company since May 1991. He has been President, Chief Operating Officer and a director of the general partner of HEP since 1985. Mr. Guzzetti is also an Executive Vice President of Hallwood Group and in that capacity may devote a portion of his time to the activities of Hallwood Group, including the management of real estate investments, acquisitions and restructurings of entities controlled by Hallwood Group. He is a director and President of Hallwood Realty and in that capacity may devote a portion of his time to the activities of Hallwood Realty.

     Brian M. Troup, 50, has served as a director of the Company since February 1992. He has been President and Chief Operating Officer of Hallwood Group since April 1986, and he is a director. Mr. Troup has been a director of the general partner of HEP since May 1984. Mr. Troup is a director of Hallwood Holdings S.A. and a director of ShowBiz Pizza Time, Inc. He is also a director of Hallwood Realty. He is an associate of the Institute of Bankers in Scotland and a member of the Society of Investment Analysts in the United Kingdom.

     John R. Isaac, Jr., 52, has served as a director of the Company since June 1992. Since February 1996, Mr. Isaac has been President and Chief Executive Officer of Thorn Americas, Inc., parent of Rent-A-Center USA. From March 1995 until February 1996, Mr. Isaac was President and Chief Operating Officer of Rent-A-Center USA. From February 1991 to February 1995, Mr. Isaac was President and Chief Operating Officer of Everything's A Dollar, a division of Value
Merchants,  Inc.  He was  President  and Chief  Executive  Officer  of  Hallwood
Industries Incorporated from August 1987 to October 1991. He was President of Tradevest, Inc., a mail order catalog retailer, from 1986 to 1987, and a Vice President of Service Merchandise Co., Inc., a catalog showroom retailer, from 1981 to 1986.

     Jerry A. Lubliner, 42, has served as a director of the Company since June 1992. Dr. Lubliner is a medical doctor who has been in private practice since 1986. From 1986 to 1988, he was Associate Chief-Sports Medicine at the Hospital for Joint Diseases--Orthopaedic Institute in New York. Dr. Lubliner is a Fellow of the American Academy of Orthopaedic Surgeons.

     Bill M. Van Meter, 64, has served as a director of the Company since September 1996. From 1986 until May 1996, Mr. Van Meter was President of the Energy Companies of ONEOK division of ONEOK Inc. Mr. Van Meter is a director of Ponder Industries, Inc., an oil field tool company. For the past 38 years, Mr. Van Meter has been employed by both major and independent oil companies.

     Hamilton P. Schrauff, 61, has served as a director of the Company since September 1996. From March 1996 to January 1997 he was Vice President of Capital Alliance. From August 1995 to February 1996 he was an independent financial consultant. From October 1991 to August 1995 he was Vice President and Chief Financial Officer of Basic Capital Management, Inc., Syntek Asset Management, Inc., American Realty Trust Investors, Inc., Income Opportunity Realty Trust and Transcontinental Realty Investors, Inc. From October 1991 to February 1994 he was Executive Vice President and Chief Financial Officer of National Income Realty Trust and Vinland Property Trust. From December 1990 to October 1991 he was Vice President Finance-Partnership Investments of Hallwood Group. From October 1980 to October 1990 he was Vice President Finance and Treasurer, and from November 1976 to September 1980 he was Vice President Finance, of Texas Oil and Gas Corporation. Mr. Schrauff is a Certified Public Accountant and Certified Financial Planner. He is a member of the American Institute of Certified Public Accountants, the Texas Society of Certified Public Accountants and the Financial Executives Institute.

Business Experience of Executive Officers

     Following are brief biographies of the executive officers of the Company, other than Mr. Guzzetti.

     Russell P. Meduna, 42, became Executive Vice President of the Company in June 1992. He was Executive Vice President of HEC from June 1991 until November 1996. Mr. Meduna has been Executive Vice President of the general partner of HEP and Hallwood Petroleum, Inc. ("HPI") since October 1989. Mr. Meduna was Vice President of HPI from April 1989 to October 1989 and Manager of Operations from January 1989 to April 1989. He joined HPI in 1984 as Production Manager. Prior to joining HPI, he was employed by both major and independent oil companies. Mr. Meduna is a registered professional engineer in the States of Colorado and Texas.

     Cathleen M. Osborn, 44, became Secretary and General Counsel of the Company in May 1992 and Vice President in June 1992. Ms. Osborn has been Vice President, Secretary and General Counsel of the general partner of HEP and of HPI since October 1986. She joined HPI in 1985 as senior staff attorney. Ms. Osborn is a member of the Colorado Bar Association.

     Robert Pfeiffer, 40, became Chief Financial Officer of the Company in June 1994. He has been Vice President of the Company since June 1992. Mr. Pfeiffer has been Vice President of the general partner of HEP since 1991 and of HPI since 1986. He joined HPI in 1984. From July 1979 to May 1984, he was employed by Price Waterhouse as a senior accountant. Mr. Pfeiffer is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants.

Meetings of the Board; Committees

     The Board of Directors held four regularly scheduled meetings during 1996. Each director, except Mr. Troup, attended all meetings of the Board of Directors and committees of which he is a member. Mr. Troup attended two of the four meetings of the Board of Directors. The Board's Audit Committee, composed of Messrs. Troup, Isaac and Lubliner until September 1996 and Messrs. Isaac, Lubliner, Van Meter and Schrauff from September 1996, recommends to the Board the firm to be employed as the Company's independent auditors and consults with, and reviews the report of, the Company's independent auditors and HPI's financial staff. The Audit Committee held two meetings in 1996. The Company does not have a standing nominating committee. During 1996, the entire Board of Directors acted as the Compensation Committee. See "Executive Compensation Compensation of Executive Officers" below. The Board's Special Committee to approve transactions involving both the Company and HEC or any entity that HEC controls, is composed of Messrs. Isaac and Lubliner, and it held no meetings in 1996.


                     APPROVAL OF THE 1997 STOCK OPTION PLAN

General

     On March 3, 1997 the Board of Directors of the Company adopted the 1997 Stock Option Plan (the "Plan") which provides that the Company may grant options to purchase up to 53,000 shares of the Company's Common Stock to employees, directors and consultants.

     Since the individuals and entities who participate in the Plan are determined in the discretion of the Board of Directors, it is not possible at this time to indicate the number, names or positions of those who will receive options or the number of shares for which options will be granted. The Plan is not subject to the qualification requirements of Section 401 of the Internal Revenue Code, nor is the Plan subject to any provisions of ERISA. The Company anticipates that it will register the Common Stock issuable on the exercise of the options with the Securities and Exchange Commission during 1997.

Purpose

     The purpose of the Plan is to advance the interest of the Company by providing additional incentives to attract and retain qualified and competent directors, employees and consultants, upon whose efforts and judgment the success of the Company (including its subsidiaries) is largely dependent, through the encouragement of stock ownership in the Company by such persons.

Eligibility

     Those persons who are directors or employees of, or consultants to, the Company or a subsidiary or affiliate of the Company are eligible to participate in the Plan.

Administration

     The Plan is currently administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee currently consists of all members of the Board of Directors.

Exercise Price of the Options

     The exercise price of options granted under the plan is set by the Compensation Committee at the time of the grant. The closing price of the Common Stock on April 1, 1997 was $72 per share.

Payment of Exercise Price

     The exercise price of an option may be paid in cash, certified or cashier's check, by money order, by personal check or by delivery of already owned shares of Common Stock having a fair market value equal to the exercise price, or by delivery of a combination of cash and already owned shares of Common Stock.

Transferability of the Options

     Options granted under the Plan are transferable by the optionee by gift or by contribution to (a) any member of the optionee's immediate family, (b) any entity of which the optionee or members of the optionee's family are the sole equity owners or beneficiaries, or if there are discretionary beneficiaries, among the class of discretionary beneficiaries, or (c) any combination of the foregoing.

Exercisability of the Options

     The Committee, in its sole discretion, may limit the optionee's right to exercise all or any portion of an option until one or more dates subsequent to the date of grant. The Committee also has the right, exercisable in its sole discretion, to accelerate the date on which all or any portion of an option may be exercised.

     The Plan provides that ten days prior to certain major corporate events such as, among other things, certain changes in control, mergers or sales of substantially all of the assets of the Company (a "Major Corporate Event"), each option shall immediately become exercisable in full.

Expiration of the Options

     The expiration date of an option is determined by the Committee at the time of the grant, but in no event may an option be exercisable after the expiration of ten years from the date of its grant.

     If the employment of an optionee with the Company or a subsidiary or affiliate of the Company is terminated for any reason (other than retirement, death or disability), the unexercised portion of an option will expire and become unexercisable as of the employment termination date. The unexercised portion of an option will also expire three months after the date on which the optionee's employment is terminated by reason of retirement or twelve months after the date on which the optionee's employment is terminated by reason of a disability or death.

Adjustments

     The Plan provides for certain adjustments to the aggregate number of shares issuable under the Plan and of the number of shares subject to outstanding options if the number of outstanding shares is increased or decreased as the result of a stock dividend, stock split, recapitalization or combination or exchange of shares.

Amendment

     The Plan may be amended at the discretion of the Committee. Shareholder approval will not be sought unless such approval is required by law or the rules of the National Association of Securities Dealers.

Certain Federal Income Tax Consequences

     The following is a brief description of the federal tax treatment which will generally apply to options granted under the Plan.

     The grant of an option is generally not a taxable event for the optionee. However, upon exercise of the option, the optionee will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares acquired upon exercise (determined as of the date of the exercise) over the exercise price of the option, and the Company generally will be entitled to a deduction equal to such amount provided it satisfies certain withholding obligations on that amount in the case of an optionee who provides services. The Company intends to comply with this requirement and will withhold income and applicable FICA taxes on such taxable income in accordance with Internal Revenue Service rules and regulations for these types of transactions in effect at the time of the exercise of an option. If the optionee is subject to Section 16(b) of the Securities Exchange Act of 1934 (the short-swing recovery provisions), the optionee will not recognize ordinary income (and the Company will not be entitled to a deduction) until the earlier of the date six months after exercise of the option or the date the optionee is no longer subject to Section 16(b). At that time, the optionee will recognize ordinary income and the Company generally will be entitled to a deduction equal to the excess of the fair market value of the shares (determined as of that date) over the option exercise price. Notwithstanding the foregoing, a person subject to Section 16(b) may elect under Internal Revenue Code Section 83(b) to recognize ordinary income on the date of exercise, in which case the Company generally would be entitled to a deduction at that time equal to the amount of ordinary income recognized. All directors and executive officers of the Company are subject to Section 16(b) while they remain in such positions.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE APPROVING THE 1997 STOCK OPTION PLAN.



                             EXECUTIVE COMPENSATION


Compensation of Executive Officers

     The Company has no employees. Management services are provided to the Company by HPI, an affiliate of the Company. Employees of HPI perform all duties related to the management of the Company, including the operation of various properties in which the Company owns an interest. The Company is charged for management services by HPI based on an allocation procedure that takes into account the amount of time spent on management, the number of properties owned by the Company and the Company's performance relative to its affiliates. The allocation procedure is applied consistently to all entities for which HPI performs services. In 1996 the Company reimbursed HPI approximately $1,919,000, of which $580,965 was attributable to compensation paid to executive officers of the Company.

     The following table sets forth the compensation allocated to the Company by HPI for the years ended December 31, 1996, 1995 and 1994 paid to the Chief Executive Officer and each of the four other most highly compensated officers whose compensation paid by HPI exceeded $100,000 (determined for the year ended December 31, 1996).

                           SUMMARY COMPENSATION TABLE

                                                                                      Long Term
                                            Annual Compensation                     Compensation
                                                                           Securities
                                                                           Underlying
                                                                            Options/          LTIP            All Other
Name & Principal Position          Year           Salary       Bonus        SARs (#)        Payouts         Compensation (1)

Anthony J. Gumbiner (2)            1996         $125,000     $      0             0         $      0           $     0
Chief Executive Officer            1995          125,000            0        15,900                0                 0
                                   1994           62,500            0             0                0                 0

William L. Guzzetti                1996           82,943       60,490             0           14,927             2,314
President and Chief                1995           79,721       38,250         7,950            8,507             2,342
Operating Officer                  1994           74,089       26,936             0            3,496             2,221

Russell P. Meduna                  1996           66,448       46,874             0           14,927             1,827
Executive Vice                     1995           65,272       82,110         7,420            8,507             1,876
President                          1994           60,689        8,954             0            3,496             1,631

Robert S. Pfeiffer                 1996           43,652       26,082             0           10,391             1,746
Vice President and                 1995           42,880       47,940         3,180            6,314             1,232
Chief Financial Officer            1994           39,869        9,509             0            2,576             1,169

Cathleen M. Osborn                 1996           42,908       28,704             0           10,391             1,827
Vice President and                 1995           42,679       48,450         3,180            6,314             1,069
General Counsel                    1994           39,164        9,102             0            2,576             1,169
----------------------

     (1) Employer contribution to 401(k) and a service award of $487 paid to Mr. Guzzetti.

     (2) For 1994, 1995 and 1996, Mr. Gumbiner had a Compensation Agreement with HPI. $125,000 of his compensation was allocated to the Company in 1995 and 1996; $62,500 was allocated to the Company in 1994. The Compensation Agreement was effective August 1, 1994 and terminated effective December 1996. In addition to compensation listed in the table, HPI has a consulting agreement with Hallwood Group for 1994 through 1996, pursuant to which Hallwood Group received an annual consulting fee of $300,000 from affiliates of HPI. The Company paid approximately $122,000 in 1996, $111,000 in 1995 and $109,000 in 1994
          pursuant to this arrangement. The consulting services were provided by HSC Financial Corporation ("HSC Financial"), through the services of Mr. Gumbiner and Mr. Troup, and Hallwood Group paid the annual fee it received to HSC Financial. See "Compensation Committee Interlocks and Insider Participation" below.

Option Grants and Exercises in Last Fiscal Year

     No options were granted during 1996. No executive officer exercised options during 1996.

 Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

                                   Number of Securities              Value of Unexercised
                                  Underlying Unexercised           In-the-Money Options/SARs
                                Options/SARs at FY-End (#)               at FY-End ($)
Name                          Exercisable/Unexercisable (1)      Exercisable/Unexercisable (2)
Anthony J. Gumbiner                  10,600 / 5,300                    524,700 / 262,350
William L. Guzzetti                   5,300 / 2,650                    262,350 / 131,175
Russell P. Meduna                     4,946 / 2,474                    244,827 / 122,463
Robert S. Pfeiffer                    2,120 / 1,060                    104,940 / 52,470
Cathleen M. Osborn                    2,120 / 1,060                    104,940 / 52,470
----------------------

     (1) Options have a ten-year term and vest cumulatively over three years at the rate of 1/3 on each of the date of grant and the first two anniversaries of the grant date. All options vest immediately in the event of certain changes in control of the Company.

     (2) The exercise price of the options is $20.00 per share. The closing price of the Common Stock was $69.50 on December 31, 1996.

Long-Term Incentive Plan Awards

     The following table describes performance units awarded to the executive officers of the Company for 1996 under the Incentive Plan for the Company and affiliated entities. The value of awards under each plan depends primarily on success in drilling, completing and achieving production from new wells each year and from certain recompletions and enhancements of existing wells. The amounts shown below are the portion of awards under the plan allocated to the Company.

               LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR
                                       Performance or       Estimated Future
                           Number of    Other Period     Payouts under Non-Stock
        Name                 Units      Until Payout      Price-Based Plans
Anthony J. Gumbiner(2)
William L. Guzzetti         0.0841          2001              9,361 (1)
Russell P. Meduna           0.0841          2001              9,361 (1)
Robert S. Pfeiffer          0.0580          2001              6,456 (1)
Cathleen M. Osborn          0.0580          2001              6,456 (1)
-----------------------

     (1) This amount represents an award under the Incentive Plan. There are no minimum, maximum or target amounts payable under the Incentive Plan. Payments under the awards will be equal to the indicated percentage of Plan net cash flow from certain wells for the first five years after an award and, in the sixth year, the indicated percentage of 80% of the remaining net present value of estimated future production from the wells allocated to the Plan. The amounts shown above are estimates based on estimated reserve quantities and future prices. Because of the uncertainties inherent in estimating quantities of reserves and prices, it is not possible to predict cash flow or remaining net present value of estimated future production with any degree of certainty.

     (2) In addition, an award of .4200 units, with an estimated future payout of $46,750, was made to HSC Financial, with which Mr. Gumbiner is associated. The payout period ends in 2001.

                                       10

Director Compensation

     Each director of the Company who is not an officer or employee of the Company, or a director, officer or employee of the general partner of HEP or any entity controlled by the general partner of HEP, is paid an annual fee of $20,000 which is proportionately reduced if the director attends fewer than four regularly scheduled meetings of the Board of Directors during the year. During 1996, Messrs. Isaac and Lubliner were each paid $20,000, and Messrs. Van Meter and Schrauff were each paid $10,000. In addition, all directors are reimbursed for their expenses in attending meetings of the Board of Directors and committees.

Compensation Committee Interlocks and Insider Participation

     The entire Board made the 1996 compensation decisions for the Company. Mr. Gumbiner is Chief Executive Officer of the Company and serves on the compensation committee of Hallwood Group, of which Mr. Troup is President and Mr. Guzzetti is Executive Vice President. Mr. Gumbiner was also Chief Executive Officer and a director of HEC, Mr. Troup was a director of HEC, and Mr. Guzzetti was a director and President of HEC. Messrs. Gumbiner, Troup and Guzzetti served on HEC's Board of Directors which made compensation decisions in January 1996. Mr. Gumbiner is Chief Executive Officer and a director, and Mr. Guzzetti is President and a director, of Hallwood Realty. During 1996, Mr. Gumbiner and Mr. Guzzetti served on the compensation committee of Hallwood Realty.

     The Company participates in a financial consulting agreement between HPI and Hallwood Group pursuant to which Hallwood Group furnishes consulting and advisory services to HPI, the Company and their affiliates. HPI and Hallwood Group entered into a new financial consulting agreement in March 1997. Under the terms of the new agreement, HPI and its affiliates are obligated to pay Hallwood Group $550,000 per year until June 30, 2000. The agreement automatically renews for successive three year terms; either party may terminate the agreement on not less than 30 days written notice prior to the expiration of any three year term. The new financial consulting agreement replaces both a previous financial consulting agreement and a compensation agreement with Mr. Gumbiner. Under the terms of the previous financial consulting agreement, HPI and its affiliates were obligated to pay Hallwood Group three annual payments of $300,000 beginning June 30, 1994, and Hallwood Group was obligated to furnish consulting and adivisory services to HPI and its affiliates. In 1996, the consulting services were provided by HSC Financial Corporation, through the services of Mr. Gumbiner and Mr. Troup, and Hallwood Group paid the annual fee it received to HSC Financial. A fee of approximately $121,689 was paid in 1996 by the Company pursuant to this arrangement. For 1994, 1995 and 1996, Mr. Gumbiner had a compensation agreement with HPI pursuant to which Mr. Gumbiner was paid $250,000 by HPI, the Company their affiliates. This agreement was terminated effective December 31, 1996. See "Summary Compensation Table" and footnotes for additional discussion of this arrangement.

     The Company reimburses Hallwood Group for expenses incurred on behalf of the Company. In 1996, the Company reimbursed Hallwood Group approximately $249,000.

     The Company and HPI entered into a Management Agreement in May 1992, which provides that HPI will perform all operations on behalf of the Company and that the Company will reimburse HPI at its cost for direct and indirect expenses incurred by HPI for the benefit of the Company and its properties. The indirect expenses for which HPI is reimbursed include employee compensation, office rent, office supplies and employee benefits. These expenses are generally allocated by multiplying the aggregate amount of the indirect expenses incurred by HPI by the estimated time that the employees of HPI spend on managing the Company and dividing by the aggregate time that the employees of HPI spend on all the entities that HPI manages. The allocation of certain components of employee compensation also takes into account the Company's performance relative to its affiliates and the Company's ownership interest in certain wells. See "Board Compensation Committee Report on Executive Compensation" below. The costs charged to the Company by HPI are reviewed annually by the independent members of the Board of Directors of the Company. HPI does not receive any fee for its services. The management agreement is for a period of one year, and thereafter, the management agreement may be extended for successive one-year terms upon the approval of the independent directors of the Company. The management agreement has been extended through May 1997. In 1996, the Company reimbursed HPI approximately $1,919,000 for expenses, not including payments and reimbursements to Hallwood Group identified above.

Board Compensation Committee Report on Executive Compensation

     General. The Company has no employees. All management is provided by employees of HPI pursuant to a management agreement. These employees also provide services to HEP and several other affiliated entities (collectively, the "Energy Companies"). Accordingly, the Company does not directly pay any compensation but reimburses HPI for its costs and expenses. Individual compensation is based on the individual's responsibilities and performance relating to all of the Energy Companies. Salaries are allocated among the Energy Companies based on a procedure that takes into account both the amount of time spent on management and the number of properties owned by each entity. The cash bonus pool is allocated among the Energy Companies based upon those factors and the entity's performance relative to all of the Energy Companies. Awards under the long-term incentive plan are allocated based upon the ownership of the wells included in the plan. Because the compensation paid to HPI employees is allocated to all of the Energy Companies, it is reviewed and approved by the Compensation Committee of the general partner of HEP and by the Compensation Committee of the Company. The compensation of the Energy Companies' management employees, including executive officers, is reviewed and approved at least annually.

     During 1996, all compensation decisions were made by the Board of Directors. In March 1997, the full Board of Directors continued to act as the Compensation Committee in determining cash bonuses paid with respect to 1996 and the salaries to be paid and other awards made in 1997. In determining 1996 compensation of key employees, the Energy Companies' compensation levels were compared with those of comparable companies, as reported by compensation consultants and other industry surveys. The comparable companies consist of twelve independent oil and gas companies selected by consultants to the Energy Companies and are not the same as those used in preparing the performance graph appearing elsewhere in this Proxy Statement. For 1996, the compensation of the Energy Companies' management employees consisted of three primary components: salary and annual bonus, cash bonus and long-term incentive plan awards.

     Salary. All non-hourly employees' salaries, except salaries of officers, and annual bonuses are determined annually based on the individual employee's level of responsibility and comparisons to similar positions in comparable companies. Salaries of officers and other professional employees are generally set at approximately 69% to 90% of the average base salaries paid by those comparable companies. When an employee's position is not standard and cannot be compared to similar positions in comparable companies, compensation is determined in a discretionary process, taking into consideration the components and overall responsibility of the employee's position.

     Cash Bonus. The Board has determined to award certain management employees, including executive officers, cash bonuses based on an assessment of a number of quantitative and qualitative factors. The primary quantitative factors are performance in reserve replacement, considering overall reserves found and effectiveness of capital expenditures, in comparison to the historical performance of independent oil and gas companies as a group, the production of existing reserves in comparison to budget and the prior year, and general and administrative expenses and operating costs in comparison to budget. Qualitative factors include judgments regarding the effectiveness of management and administration. Depending on the Energy Companies' success in these areas, total salaries and cash bonuses paid to management employees may range from 69% of the average compensation paid to similarly situated employees in comparable companies if the Energy Companies perform poorly to as high as 500% of the average compensation paid by comparable companies if the Energy Companies perform very well. Based on comparisons of the Energy Companies' performance with the historical performance of other independent oil and gas companies as a group as reported by generally published industry statistics, the Compensation Committee determined that the Energy Companies had a slightly better than average year in the overall reserves found and a slightly less than average year in the effectiveness of capital expenditures. The Board also concluded that the effectiveness of management and administration and control of general and administrative expenses deserved recognition. Therefore, the cash bonuses paid to management employees as a group were set at levels that would result in their total annual compensation being less than that paid by comparable companies. The aggregate cash bonuses are allocated among the key and professional employees based on the recommendation of senior management and a determination of the employees' relative contributions to the Energy Companies during the year.

     The Long-Term Incentive Plan. The Energy Companies' long-term incentive plan is intended to provide incentive and motivation to the Energy Companies' key employees, including the Company's executive officers and consultants, to increase the oil and gas reserves of the Energy Companies and to enhance the Energy Companies' ability to attract, motivate and retain key employees and consultants upon whom, in large measure, the success of the Energy Companies depends. In 1996 the Company's Domestic Incentive Plan for domestic properties and International Incentive Plan for international projects were combined into one plan. As a result of the combination, the percentage of the cash flow of the wells completed during the year was set at 2.4%. For 1995, the percentage under the Domestic Plan was 1.4%, and the percentage under the International Plan was 3%.

     Under the Incentive Plan, the Board annually determines the portion of the Energy Companies' collective interests in the cash flow from certain international projects and wells drilled, recompleted or enhanced during that year (the "Plan Year") which will be allocated to participants in the plan. The portion allocated to participants in the plan is referred to as the Plan Cash Flow. The Board then determines which key employees and consultants may participate in the plan for the Plan Year and allocates the Plan Cash Flow among the participants. Awards under the plan do not represent any actual ownership interest in the wells. Awards are made in the Board's discretion.

     Each award under the plan represents the right to receive for five years a specified share of the Plan Cash Flow attributable to certain domestic wells drilled, recompleted or enhanced during the Plan Year. In the sixth year after the award, the participant is paid an amount equal to a specified percentage of the remaining net present value of estimated future production from the wells and the award is terminated. Cash flow from international projects, if any, allocated to the plan is paid to participants for a ten-year period, with no buy-out for estimated future production. There are no international projects allocated to the 1996 Plan. Accordingly, the value of awards under the 1996 Plan depends primarily on the Energy Companies' success in drilling, completing and achieving production from new wells each year and from certain recompletions and enhancements of existing wells. The percentage of the Energy Companies' cash flow from international projects and domestic wells completed in any Plan Year to be allocated to Plan Cash Flow each Plan Year, the percentage of the remaining net present value of estimated future production from domestic wells for which the participants will receive payment in the sixth year of an award, and the amount to be awarded to individual participants is determined by the Board each year, after taking into consideration the recommendation of the Energy Companies' executive officers.

     The awards for the 1996 Plan Year were made in January 1996. For the 1996 Plan Year, the Compensation Committee determined that the total Plan Cash Flow would be equal to 2.4% of the cash flow of the domestic wells completed during the Plan Year. The Compensation Committee also determined that the participants' interests in eligible domestic wells for the 1996 Plan Year would be purchased in the sixth year at 80% of the remaining net present value of the wells completed in the Plan Year. The Compensation Committee also determined that the total award would be allocated among key employees primarily on the basis of salary, to the extent of 70% of the total award, and on individual performance, to the extent of 30% of the total award.

     Chief Executive Officer. From August 1, 1994 until December 31, 1996, Mr. Gumbiner had a Compensation Agreement with HPI pursuant to which HPI paid Mr. Gumbiner for providing consultation and assistance in maintaining relationships with foreign governments and negotiating contracts outside the United States. The Energy Companies also engaged in certain transactions with Hallwood Group, of which Mr. Gumbiner is Chairman and Chief Executive Officer, during 1996. In addition, the Energy Companies had a consulting agreement with Hallwood Group effective June 30, 1993, pursuant to which the Energy Companies pay Hallwood Group a $300,000 annual consulting fee. In 1996, the consulting services were provided by HSC Financial Corporation, through Mr. Gumbiner and Mr. Troup, and Hallwood Group paid the annual fee it received to HSC Financial. Both agreements were approved by the Board of Directors of the Company, Mr. Gumbiner abstaining. See "Compensation Committee Interlocks and Insider Participation" above. Mr. Gumbiner also participated in the 1996 Incentive Plan which was allocated based on the recommendation of senior management. Mr. Gumbiner and Mr. Troup abstained from the Board's determinations on these matters.

                         Members of the Compensation Committee in January 1996:

                                    Anthony J. Gumbiner
                                    Brian M. Troup
                                    William L. Guzzetti
                                    Jerry A. Lubliner
                                    John R. Isaac, Jr.

                         Additional Members in March 1997:

                                    Bill M. Van Meter
                                    Hamilton P. Schrauff


Performance Graph

     Below is a line graph comparing the percentage change in the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the NASDAQ Industrial Index ("NASDAQ Ind. Index") and Kirkpatrick Energy Associates Large Cap E&P Index ("KEA Large Cap E&P") for the period beginning June 4, 1992, when the Company's stock began trading, through December 31, 1996. Dividend reinvestment has been assumed.


                                   TOTAL RETURN TO SHAREHOLDERS
              Hallwood Consolidated       NASD Industrial            KEA Large
Period        Resources Corporation           Index               Cap E&P Index
June 92             100                      100                       100
Dec 92               97.63                   120.49                    108
June 93             101.96                   121.25                    137
Dec 93               84.25                   133.94                    127
June 94              51.58                   118.72                    130
Dec 94               55.02                   125.29                    106
June 95              55.02                   147.10                    116
Dec 95               65.34                   160.34                    125
June 96              96.28                   184.56                    145
Dec 96              191.19                   184.43                    160



                                 OTHER BUSINESS

     The Board of Directors knows of no other business that may properly be, or that is likely to be, brought before the Annual Meeting. If, however, any other matters are properly presented, it is the intention of the persons named in the accompanying form of Proxy to vote the shares covered thereby as they deem advisable in their discretion.

                              INDEPENDENT AUDITORS

     Deloitte & Touche LLP currently serves the Company as independent auditors. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.


                    DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, shareholders may present proper proposals for inclusion in the Company's proxy statement and for consideration at its Annual Meeting of Shareholders by submitting their proposals to the Company in a timely manner. In order to be included for the 1998 Annual Meeting, shareholder proposals must be received by the Company by November 30, 1997, which is approximately 120 days in advance of the date the Company anticipates mailing the proxy statement for the Company's 1998 Annual Meeting of Shareholders, and must otherwise comply with the requirements of Rule 14a-8.


                       By Order of the Board of Directors
                                  Cathleen M. Osborn
                                  Secretary


March 31, 1997
Dallas, Texas